Exhibit 16


                              R(2) INVESTMENTS, LDC
               C/O AMALGAMATED GADGET, L.P., INVESTMENT MANAGER
                        301 COMMERCE STREET, SUITE 2975
                            FORT WORTH, TEXAS 76102
                                (817) 332-9500
                              FAX: (817) 332-9606

                                April 11, 2003



Inland Partners, L.P.
c/o Compass Group International LLC
2 Park Plaza, Suite 1020
Irvine, CA 92614

Links Partners, L.P.
c/o Compass Group International LLC
2 Park Plaza, Suite 1020
Irvine, CA 92614

     Re:  Option

Gentlemen:

     The purpose of this letter is to confirm and memorialize the understandings between R(2) Investments, LDC ("R2") and Inland Partners, L.P. ("Inland") and Links Partners, L.P. (together with Inland, "Compass") relating to the granting of options between R2 and Compass upon the terms and conditions set forth herein. R2 and Compass are sometimes herein collectively referred to as the "Parties" and each a "Party".

     1. Compass' Grant of Option to R2. Compass hereby grants to R2, a fully vested and immediately exercisable option (the "R2 Option") to purchase from Compass fifty percent (50%) of the aggregate amount of any debt under the Second Amended and Restated Credit Agreement dated April 2003 among Personnel Group America, Inc., as borrower, the subsidiaries of the borrower from time to time party thereto, as guarantors, the several lenders from time to time specified therein, and Bank of America, N.A. (formerly NationsBank, N.A.), as agent (the "Debt") purchased or acquired by Compass, or any of its related, associated, and affiliated persons and entities, from time to time after the date of this letter until the termination hereof.

     2. R2's Grant of Option to Compass. R2 hereby grants to Compass, a fully vested and immediately exercisable option (the "Compass Option") to purchase from R2 twenty-five percent (25%) of the aggregate amount of any Debt purchased or acquired by R2, or any of its related, associated, and affiliated persons and entities, from time to time after the date of this letter until the termination hereof.


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     3. Exercise of Compass Option. R2 shall give written notice (by fax to
949-296-2407, Attention of Elias Sabo and by fax to 203-221-8253, Attention of
J. Joseph Massoud) of any purchase or acquisition of Debt by R2, or any of its related, associated, and affiliated persons and entities, together with a copy of the LSTA Trade Confirmation that R2 entered into with respect to such purchase or acquisition of Debt (collectively, the "R2 Purchase Notice") within three business days after the trade date for such purchase or acquisition of Debt. Compass may thereafter exercise the Compass Option by giving written notice of its exorcise to R2 within three business days after Compass' receipt of the R2 Purchase Notice. Any purchase by Compass affected pursuant to the exercise of the Compass Option shall be by assignment (and not by participation) of the Debt and shall otherwise be on the identical terms and conditions, and close at the same time, as R2's 75% share of the Debt purchase in question. Whenever a Compass Option is exercised, Compass can designate any of its related, associated, and affiliated persons and entities, as the purchaser of such Debt.

     4. Exercise of R2 Option. Compass shall give written notice (by fax to 817-332-9606, Attention of Geoffrey Raynor or Robert McCormack) of any purchase or acquisition of Debt by Compass, or any of its related, associated, and affiliated persons and entities, together with a copy of the LSTA Trade Confirmation that Compass entered into with respect to such purchase or acquisition of Debt (collectively, the "Compass Purchase Notice") within three business days after the trade date for such purchase or acquisition of Debt. R2 may thereafter exercise the R2 Option by giving written notice of its exercise to Compass within three business days after R2's receipt of the Compass Purchase Notice. Any purchase by R2 affected pursuant to the exercise of the R2 Option shall be by assignment (and not by participation) of the Debt and shall otherwise be on the identical terms and conditions, and close at the same time, as Compass' 50% share of the Debt purchase in question. Whenever a R2 Option is exercised, R2 can designate any of its related, associated, and affiliated persons and entities, as the purchaser of such Debt.

     5. Termination. This letter agreement shall terminate on the earlier of
(a) May 1, 2005 or (b) the termination of the Second Amended anal Restated Credit Agreement dated April 2003 among Personnel Group America, Inc., as borrower, the subsidiaries of the borrower from time to time party thereto, as guarantors, the several lenders from time to time specified therein, and Bank of America, N.A. (formerly NationsBank, N.A.), as agent, unless the Parties mutually agree in writing to (i) extend this letter agreement beyond such date, or (ii) terminate this letter agreement at an earlier date.

     6. Governing Law. This letter of intent shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflicts of law principles. If any provision of this letter agreement shall be held to be invalid, the remainder of this letter agreement shall not be affected thereby.

     7. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall constitute original signatures.


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     8. Assignment. This letter agreement is binding on the Parties hereto, and their successors and permitted assigns, together with their related, associated and affiliated persons and entities. Neither this letter agreement nor any of the rights, interests or obligations of any Party hereunder shall be assignable by such Party without the prior written consent of the other Parties.

     9. Entire Agreement; Amendment. This letter agreement supercedes all prior discussions and agreements among the Parties and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof. This letter agreement may be modified or waived only by a separate writing executed by the Parties expressly so modifying or waiving this letter agreement.


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     Please evidence your agreement with the foregoing by executing and returning a duplicate of this letter agreement.

                                   Sincerely,

                                   R(2) INVESTMENTS, LDC

                                   By: Amalgamated Gadget, L.P.,
                                       as Investment Manager,

                                       By:  Scepter Holdings, Inc.,
                                            its general partner

                                            By: ______________________________
                                                Name:
                                                Title:





Accepted and agreed to, as of the date
first above written:

INLAND PARTNERS, L.P.

By:__________________________
   Name:
   Title:


LINKS PARTNERS, L.P.

By:__________________________
   Name:
   Title:


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